EXHIBIT 99.1

IZEA Reports Q2 2021 Financial Results

ORLANDO, FL (August 12, 2021) - IZEA Worldwide, Inc. (NASDAQ: IZEA), the premier provider of influencer marketing technology, data, and services for the world’s leading brands, reported its financial and operational results for the second quarter ended June 30, 2021.

Q2 2021 Financial Summary Compared to Q2 2020
•Total revenue increased 109% to $6.5 million, compared to $3.1 million.
•Managed Services unit revenue increased 146% to $6.1 million, compared to $2.5 million.
•SaaS Services unit revenue decreased 34% to $425,000, compared to $645,000.
•Total costs and expenses increased 74% to $8.6 million, compared to $4.9 million.
•Net loss was $0.1 million, compared to a net loss of $1.8 million.
•Adjusted EBITDA* decreased to $(1.4) million, compared to $(1.3) million.

Q2 2021 Operational Highlights
•Managed Services bookings reached 187% year over year growth in Q2 to hit an all-time record of $11.1 million.
•Hit all-time record count of customers licensing IZEA SaaS products.
•Company joined Russell Microcap® Index.
•Unveiled next generation of IZEAx® Unity Suite.
•Announced BrandGraph Compare, Themes, and TikTok Support.
•Added four partners to IZEA’s Talent Partner Program.
•Completed sale of $35 Million of common stock through its ATM offering at an average of $4.98 per share.

* Adjusted EBITDA is a non-GAAP financial measure. Refer to the definition and reconciliation of this measure under “Use of Key Metrics and Non-GAAP Financial Measures”.

Management Commentary
“The second quarter was a continuation and acceleration of the strong sales momentum we first started to see at the end of 2020,” said Ted Murphy, IZEA’s Chairman and CEO. “The record $11.1 million in Managed Services bookings we saw in this quarter will have a positive impact on revenue this year and carry over into early 2022.”

“On our first quarter investor call I shared that our goal was to deliver at least 30% annual revenue growth per year for each of the next three years, or a 30% compound annual growth rate,” continued Murphy. “That remains our longer term goal, but based on current bookings and first half revenue numbers it is clear that we will far exceed this goal in 2021. As of July, Managed Services bookings for 2021 have already exceeded all that of 2020. We will likely exceed 30% year over year bookings growth again in Q3. Our pipeline remains very strong and we have been building on the success and momentum with expansion of key accounts as well as new customer acquisition.”

“We saw record customer counts for software licenses once again this quarter, driven by increases for Unity Suite, BrandGraph, and IZEAx Discovery. We are still in the midst of absorbing the pricing and overall strategic change we made with Unity Suite last year, but we did see 130% bookings growth in combined Unity Suite and BrandGraph licensing YoY, with nearly two-thirds coming from new customers. We will continue to see some lumpiness with licensing revenue until we get fully through the pricing transition but expect to see some normalization and revenue growth that reflects the steady climb in software customer counts on the other side of this year.”

Q2 2021 Financial Results
Total revenue in the second quarter of 2021 increased 109% to $6.5 million, compared to $3.1 million in the second quarter of 2020, with revenue from Managed Services increasing by $3.6 million, or 146%, to $6.1 million in the second quarter of 2021 compared to the second quarter of 2020 and revenue from SaaS Services decreasing by $220,000, or 34%, to $424,920 in the second quarter of 2021 compared to the second quarter of 2020.

Revenue from managed services improved on the strength of recent prior quarter bookings growth and an increase in completed campaigns during the quarter; demand for managed services continues to increase as many customers are shifting more of their marketing spend to influencer marketing campaigns.

Revenue from SaaS Services decreased primarily as a result of lower license fees and lower margins on self-service marketplace spending. Licensee counts on all platforms are growing, however average license fees are lower due to competitive changes we implemented in the summer of 2020 in response to COVID-related churn. We also lowered our pricing on selected self-service offerings during the third quarter of 2020, which impacted our current quarter margins on marketplace spending. Gross billings (a key metric, as further defined below) for SaaS Services decreased 42% to $1.2 million in Q2 2021, compared to $2.0 million in Q2 2020. Certain of our SaaS marketers decreased their spend levels as they transitioned from the TapInfluence platform to IZEAx and curtailed spending throughout 2020.

Cost of revenue exclusive of amortization was $3.3 million in Q2 2021, or 50% of Revenue, compared to $1.4 million, or 45% in the prior year quarter, higher primarily due to a heavier mix of larger deals that carry lower overall margins. Costs and expenses other than cost of revenue totaled $5.3 million for the current quarter compared to $3.5 million for the prior year quarter. Sales and marketing costs were $2.3 million during the quarter, $1.1 million or 87% above the comparative quarter due to sales compensation, which varies with higher bookings and marketing costs associated with driving customer growth. General and administrative costs totaled $2.7 million during the quarter, $739,086 or 38% above the prior year quarter, due primarily to higher compensation and contractor costs to support operations and IT investments.

Net loss in the second quarter of 2021 was $0.1 million, or $0.00 per share, as compared to a net loss of $1.8 million, or $(0.05) per share in the second quarter of 2020, based on 61.4 million and 36.1 million average shares outstanding, respectively.

Adjusted EBITDA (a non-GAAP measure management uses as a proxy for operating cash flow, as defined below) declined 12%, or $154,072, to $(1.4) million in the second quarter of 2021 compared to $(1.3) million in the second quarter of 2020. Adjusted EBITDA as a percentage of revenue in the second quarter of 2021 was negative (22)% compared to negative (40)% in the second quarter of 2020.

We raised $12.2 million from sale of securities through our at-the-market offering in Q2 2021 and our cash balance as of June 30, 2021 was $75.0 million. From June 2020 to July 2021, we have raised total gross proceeds of $75.0 million through at-the-market offerings.

Conference Call
IZEA will hold a conference call to discuss its second quarter 2021 results on Thursday, August 12th at 5:00 p.m. Eastern Daylight Time. IZEA's Chairman and CEO Ted Murphy, CFO Peter Biere, and COO Ryan Schram will host the call, followed by a question and answer period.

Date: Thursday, August 12, 2021
Time: 5:00 p.m. Eastern Daylight Time
Toll-free dial-in number: 1-800-786-6705
International dial-in number: 1-212-231-2931

The conference call will be webcast live and available for replay via the investors section of our website at https://izea.com/. Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. A replay of the call will be available after 8:00 p.m. EDT on the same day through August 19, 2021.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 21996359

About IZEA Worldwide, Inc.
IZEA Worldwide, Inc. (“IZEA”) is a marketing technology company providing software and professional services that enable brands to collaborate and transact with the full spectrum of today’s top social influencers and content creators. The company serves as a champion for the growing Creator Economy, enabling individuals to monetize their content, creativity, and influence. IZEA launched the industry’s first-ever influencer marketing platform in 2006 and has since facilitated nearly 4 million transactions between online buyers and sellers. Leading brands and agencies partner with IZEA to increase digital engagement, diversify brand voice, scale content production, and drive measurable return on investment.

Use of Key Metrics and Non-GAAP Financial Measures
We define gross billings, a key metric, as the total dollar value of the amounts earned from our customers for the services we performed, or the amounts billed to our customers for their self-service purchase of goods and services on our platforms. Gross billings for Marketplace Spend are the amounts of our reported revenue plus the cost of payments we made to third-party creators providing the content or sponsorship services, which are netted against revenue for generally accepted accounting principles in the United States (“GAAP”) reporting purposes. Gross billings for all other revenue types equals the revenue reported in our consolidated statements of operations.

Managed Services Bookings is a measure of all sales orders received during a time period less any cancellations received, or refunds given during the same time period. Sales order contracts vary in complexity with each customer and range from custom content delivery to integrated marketing services; our contracts generally run from several months for smaller contracts up to twelve months for larger contracts. We recognize revenue from our Managed Services contracts based on a percentage of completion basis as we deliver the content or services over time, which can vary greatly. Historically, bookings have converted to revenues over a 6-month period on average. However, since late 2020, we have received increasingly larger and more complex sales orders which, in turn, has lengthened the average revenue period to approximately 9 months, with the largest contracts taking longer to complete. For this reason, Managed Services Bookings, while an overall indicator of the health of our business, may not be used to predict quarterly revenues, and could be subject to future adjustment.

Managed Services Bookings is useful information as it reflects the amount of orders received in one period, even though revenue from those orders may be reflected over varying amounts of time. Management uses the Managed Services Bookings metric to plan its operating staff, to identify key customer group trends to enlighten go-to-market activities, and to inform its product development efforts.

"Adjusted EBITDA" is a non-GAAP financial measure under the rules of the Securities and Exchange Commission. EBITDA is commonly defined as "earnings before interest, taxes, depreciation and amortization." IZEA defines “Adjusted EBITDA” as earnings or loss before interest, taxes, depreciation and amortization, non-cash stock-based compensation, gain or loss on asset disposals or impairment, and certain other unusual or non-cash income and expense items such as gains or losses on settlement of liabilities and exchanges, and changes in the fair value of derivatives, if applicable.

We believe that Adjusted EBITDA provides useful information to investors as it primarily excludes non-cash transactions, and it provides consistency to facilitate period-to-period comparisons.

All companies do not calculate gross billings, bookings and Adjusted EBITDA in the same manner. These metrics as presented by IZEA may not be comparable to those presented by other companies. Moreover, these metrics have limitations as analytical tools, and you should not consider them in isolation or as a substitute for an analysis of our results of operations as reported under GAAP. A reconciliation of GAAP to non-GAAP results is presented in the financial tables included in this press release.

Safe Harbor Statement
All statements in this release that are not based on historical fact are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as “may,” “will,” “would,” “could,” “should,” “expect,” “anticipate,” “hope,” “estimate,” “believe,” “intend,” "likely," "projects," “plans,” "pursue," "strategy" or "future," or the negative of these words or other words or expressions of similar meaning. Examples of forward-looking statements include, among others, statements we make regarding performance under customer contracts, expectations of operating results that remain subject to completion of financial closing procedures, IZEA’s ability to increase revenue and bookings, growth or maintenance of customer relationships, and expectations concerning industry trends or IZEA’s business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including, among others, the following: competitive conditions in the content and social sponsorship segment in which IZEA operates; failure to popularize one or more of the marketplace platforms of IZEA; our ability to establish effective disclosure controls and procedures and internal control over financial reporting; our ability to satisfy the requirements for continued listing of our common stock on the Nasdaq Capital Market; changing economic conditions that are less favorable than expected; and other risks and uncertainties described in IZEA’s periodic reports filed with the Securities and Exchange Commission. The forward-looking statements made in this release speak only as of the date of this release, and IZEA assumes no obligation to update any such forward-looking statements to reflect actual results or changes in expectations, except as otherwise required by law.

Press Contact
Martin Smith
IZEA Worldwide, Inc.
Phone: 407-674-6911
Email: ir@izea.com

IZEA Worldwide, Inc.
Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$74,989,876	$33,045,225
Accounts receivable, net	6,132,949	5,207,205
Prepaid expenses	1,006,643	199,294
Other current assets	62,694	74,467
Total current assets	82,192,162	38,526,191

Property and equipment, net	193,786	230,918
Goodwill	4,016,722	4,016,722
Intangible assets, net	72,222	505,556
Software development costs, net	1,242,252	1,472,684
Total assets	$87,717,144	$44,752,071

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,624,725	$1,880,144
Accrued expenses	2,097,474	1,924,973
Contract liabilities	8,654,765	7,180,264
Current portion of notes payable	—	1,477,139
Total current liabilities	12,376,964	12,462,520

Finance obligation, less current portion	34,292	43,808
Notes payable, less current portion	32,255	459,383
Total liabilities	12,443,511	12,965,711

Commitments and Contingencies	—	—

Stockholders’ equity:
Preferred stock; $.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock; $.0001 par value; 200,000,000 shares authorized; 61,809,573 and 50,050,167, respectively, issued and outstanding	6,181	5,005
Additional paid-in capital	148,006,352	102,416,131
Accumulated deficit	(72,738,900)	(70,634,776)
Total stockholders’ equity	75,273,633	31,786,360

Total liabilities and stockholders’ equity	$87,717,144	$44,752,071

IZEA Worldwide, Inc.
Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$6,538,739	$3,135,039	$11,914,371	$7,898,707

Costs and expenses:
Cost of revenue (exclusive of amortization)	3,284,259	1,414,249	5,689,011	3,554,766
Sales and marketing	2,302,869	1,228,691	4,381,192	2,751,834
General and administrative	2,659,578	1,920,492	5,194,725	4,338,330
Impairment of goodwill	—	—	—	4,300,000
Depreciation and amortization	363,924	377,107	729,453	878,376
Total costs and expenses	8,610,630	4,940,539	15,994,381	15,823,306

Loss from operations	(2,071,891)	(1,805,500)	(4,080,010)	(7,924,599)

Other income (expense):
Interest expense	(8,739)	(19,476)	(22,532)	(26,094)
Other income (expense), net	1,968,944	33,834	1,998,418	(3,910)
Total other income (expense), net	1,960,205	14,358	1,975,886	(30,004)

Net loss	$(111,686)	$(1,791,142)	$(2,104,124)	$(7,954,603)

Weighted average common shares outstanding – basic and diluted	61,386,913	36,108,073	58,874,526	35,394,639
Basic and diluted loss per common share	$—	$(0.05)	$(0.04)	$(0.22)

Revenue by type:

	Three Months Ended June 30,
	2021		2020		$ Change	% Change
Managed Services Revenue	$6,113,819	94%	$2,490,343	79%	$3,623,476	146%

Marketplace Spend Fees	71,167	1%	195,894	6%	(124,727)	(64)%
License Fees	344,843	5%	442,905	14%	(98,062)	(22)%
Other Fees	8,910	—%	5,897	—%	3,013	51%
SaaS Services Revenue	424,920	6%	644,696	21%	(219,776)	(34)%

Total Revenue	$6,538,739	100%	$3,135,039	100%	$3,403,700	109%

	Six Months Ended June 30,				YTD	YTD
	2021		2020		$ Change	% Change
Managed Services Revenue	$10,985,853	92%	$6,615,404	84%	$4,370,449	66%

Marketplace Spend Fees	179,964	2%	362,187	5%	(182,223)	(50)%
License Fees	727,884	6%	894,453	11%	(166,569)	(19)%
Other Fees	20,670	—%	26,663	—%	(5,993)	(22)%
SaaS Services Revenue	928,518	8%	1,283,303	16%	(354,785)	(28)%

Total Revenue	$11,914,371	100%	$7,898,707	100%	$4,015,664	51%

Gross billings by revenue type:

	Three Months Ended June 30,				YTD	YTD
	2021		2020		$ Change	% Change
Managed Services Gross Billings	$6,113,819	84%	$2,490,343	55%	$3,623,476	146%

Marketplace Spend Fees	838,343	11%	1,596,880	35%	(758,537)	(48)%
License Fees	344,843	5%	442,905	10%	(98,062)	(22)%
Other Fees	8,910	—%	5,897	—%	3,013	51%
SaaS Services Gross Billings	1,192,096	16%	2,045,682	45%	(853,586)	(42)%

Total Gross Billings	$7,305,915	100%	$4,536,025	100%	$2,769,890	61%

	Six Months Ended June 30,				YTD	YTD
	2021		2020		$ Change	% Change
Managed Services Gross Billings	$10,985,853	79%	$6,615,404	62%	$4,370,449	66%

Marketplace Spend Fees	2,189,935	16%	3,096,654	29%	(906,719)	(29)%
License Fees	727,884	5%	894,453	8%	(166,569)	(19)%
Other Fees	20,670	—%	26,663	—%	(5,993)	(22)%
SaaS Services Gross Billings	2,938,489	21%	4,017,770	38%	(1,079,281)	(27)%

Total Gross Billings	$13,924,342	100%	$10,633,174	100%	$3,291,168	31%

IZEA Worldwide, Inc.
Reconciliation of GAAP Net loss to Non-GAAP Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(111,686)	$(1,791,142)	$(2,104,124)	$(7,954,603)
Gain on the forgiveness of debt	(1,927,220)	—	(1,927,220)	—
Non-cash stock-based compensation	206,194	118,707	404,180	248,278
Non-cash stock issued for payment of services	37,544	31,249	72,240	62,499
Interest expense	8,739	19,476	22,532	26,094
Depreciation and amortization	363,924	377,107	729,453	878,376
Impairment of goodwill	—	—	—	4,300,000
Other non-cash items	124	(23,706)	(7,790)	(23,706)
Adjusted EBITDA	$(1,422,381)	$(1,268,309)	$(2,810,729)	$(2,463,062)

Revenue	$6,538,739	$3,135,039	$11,914,371	$7,898,707
Adjusted EBITDA as a % of Revenue	(22)%	(40)%	(24)%	(31)%